UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 30, 2008

Escalon Medical Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-20127	330272839
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

435 Devon Park Drive, Building 200, Wayne, Pennsylvania		19087
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-688-6830

565 E. Swedesford Road, Suite 200, Wayne, PA 19087
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On June 5, 2008, Escalon Medical Corp. (the "Company") announced that on May 30, 2008 its wholly owned subsidiary Drew Scientific, Inc. ("Drew") acquired JAS Diagnostics, Inc. ("JAS"). JAS is a privately-held manufacturer of class I and II in vitro diagnostics ("IVD") reagents that markets its products to physician, reference, hospital and veterinary laboratories throughout the world. JAS, based in Miami, Florida, generates annual revenues of approximately $2.0 million. Drew purchased 100% of the outstanding shares of JAS for approximately $1,200,000 in cash and $800,000 in notes payable.

JAS was established in 2000 and specializes in the manufacture of a broad range of liquid stable, diagnostics chemistry reagents used in IVD tests. Many of these reagents are single vial stable, which offer ease of use, increased speed of results, and extended on-board stability, among other superior performance characteristics. JAS has CE marks for marketing for its products in Europe, along with ISO 9001 certification. JAS offers over 150 products and has obtained FDA 510(k) marketing clearance and CLIA classification for its manufactured products as required.

Drew is a subsidary of the Company with manufacturing operations in the U.K., Texas and Connecticut, is a diagnostics company specializing in the design, manufacture, sale and distribution of analytical systems for laboratory testing worldwide. Drew provides instrumentation and consumables for the diagnosing and monitoring of medical disorders in the areas of diabetes, cardiovascular disease and hematology, as well as veterinary hematology and blood chemistry.

Item 9.01 Financial Statements and Exhibits.

Press release dated June 5, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Escalon Medical Corp.

June 5, 2008	By:	Richard J. DePiano

Name: Richard J. DePiano
Title: Chairman and CEO

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated June 5, 2008